LETTER ON CHANGE IN CERTIFYING ACCOUNTANT

February 25, 2000


U.S. Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  Form 10-KSB Annual Report of NuPro Innovations Inc.

Gentlemen:

We have read the section titled "Ratification of Independent Auditor - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" included in the Form 10-KSB Annual Report of NuPro Innovations Inc. filed with the Securities and Exchange Commission on February 28, 2000, and are in agreement with the statements contained therein.

Yours very truly,

/s/ BDO Dunwoody LLP

CHARTERED ACCOUNTANTS

Per: Robert W. Babensee, C.A.
     Partner